NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 28, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 14, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to a plan of reorganization and merger agreement dated October 14, 2022, each shareholder of the AAF First Priority CLO Bond ETF will receive after the closing of the Reorganization a number of shares of beneficial interest of AXS First Priority CLO Bond ETF equal in value to the aggregate net asset value of the shares of the AAF First Priority CLO Bond ETF immediately prior to the Reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on October 17, 2022.